UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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E*TRADE FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)
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FAQs posted to the Company's website on April 14, 2010

Proposed Reverse Stock Split FAQ’S

1.	Why has E*TRADE proposed a reverse stock split of its Common Stock?

During 2009, E*TRADE executed a series of transactions as part of a comprehensive plan to strengthen its capital structure. The Company raised approximately $733 million in net proceeds from three separate stock offerings, through the issuance of approximately 621 million shares of Common Stock.

The Company also exchanged $1.7 billion aggregate principal amount of interest-bearing corporate debt for an equal principal amount of newly-issued non-interest-bearing convertible debentures, resulting in the reduction of the Company’s annual corporate interest payments by approximately $200 million and eliminating any substantial debt maturities until 2013. Subsequent to this exchange, $721 million, or 41%, of the convertible debentures were converted into 697 million shares of Common Stock.

While these transactions successfully increased equity for the Company and reduced the Company’s debt burden, they also had a dilutive effect on the Common Stock by substantially increasing the number of outstanding shares of Common Stock.

The Company believes that an increase in the per-share price of the Common Stock may enhance the Company’s ability to attract new customers and retain current customers of its online brokerage franchise. The Company also believes that an increase in the per-share price may encourage additional investor interest in the Company by allowing for a broader range of investors to purchase the Common Stock. Many institutional investors and investment funds may be reluctant to invest, and in some cases prohibited from investing, in lower-priced stocks.

Brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors may also be dissuaded from purchasing lower-priced stocks, as many brokerage firms are either prohibited or discouraged from recommending lower-priced stocks to their clients. The Company also believes that the increase in the stock price that it expects to result from the reverse stock split could decrease price volatility, as small changes in the price of the Common Stock currently result in relatively large percentage changes in the stock price.

2.	When will E*TRADE’s proposed reverse stock split become effective and what is the ratio for the reverse stock split?

Pending stockholder approval at the Annual Meeting of Stockholders, scheduled for May 13, 2010, the 1-for-10 reverse stock split should become effective in early June 2010. The Company will update stockholders as appropriate.

3.	What will be the impact of E*TRADE’s reverse stock split on its outstanding stock?

The proposed 1-for-10 reverse stock split will reduce the total number of E*TRADE’s issued and outstanding shares of Common Stock, as well as its authorized shares. As a result of the reduction in the number of shares of Common Stock, the price per share should increase proportionately upon the completion of the reverse stock split. This means that, if you are a E*TRADE stockholder on the effective date of the reverse stock split, as a result of the reverse stock split, you will have fewer shares of E*TRADE Common Stock, but each share should have a higher trading price. Therefore, the value of your total economic investment (including any cash payment to be received in lieu of a fractional share) should remain unchanged.

The proposed reverse stock split will not affect any stockholder’s percentage ownership interest in E*TRADE, except to the extent that the reverse stock split results in any of our stockholders owning fractional shares, as discussed further below in Question 7. Proportionate voting rights and other rights and preferences of E*TRADE stockholders will not be affected by the reverse stock split, except as a result of the payment of cash in lieu of fractional shares.

4.	Will the CUSIP number for E*TRADE’s Common Stock change? Will the ticker change?

If the proposed reverse stock split is approved and implemented, effective the day that the post-reverse split shares trade, the CUSIP and ISIN numbers will change as follows:

CUSIP: 269246 104 (old) → 269246 401 (new)

ISIN: US2692461047 (old) → US2692464017 (new)

The ticker symbol for E*TRADE’s common shares will remain “ETFC” although the letter “D” will be added to the end of the ticker for a period of 20 trading days after the reverse split takes place.

5.	What will be the effect of the proposed reverse stock split on authorized but unissued shares of E*TRADE Common Stock?

The total authorized number of shares of E*TRADE Common Stock, par value $0.01 per share, will be reduced proportionately from 4 billion shares to 400 million shares.

6.	If the proposal is approved, what should I do with the shares of E*TRADE Common Stock that I currently own?

If you hold physical stock certificates for E*TRADE Common Stock, you should receive a letter of transmittal (also referred to as the Exchange Form) from American Stock Transfer, E*TRADE’s transfer agent, after the effective date of the proposed reverse stock split.  This letter will instruct you to send your certificates back to American Stock Transfer to exchange them for replacement shares of the new E*TRADE Common Stock in book-entry form and, if applicable, the cash payment in lieu of fractional shares. See Question 7 below regarding the treatment of fractional shares. American Stock Transfer will mail the letters of transmittal after the effective date of the reverse stock split.

If your shares of E*TRADE Common Stock are held with a bank, broker or other nominee, they are authorized to exchange the shares for you, and the number of shares you own after the reverse stock split should be reflected in your account shortly after the effective date of the reverse stock split. You can contact your bank, broker or nominee for more information.

7.	How will fractional shares of E*TRADE Common Stock be treated in the reverse stock split, if the proposal is approved and implemented?

E*TRADE stockholders will not receive fractional shares in connection with the reverse stock split. Instead, each stockholder of record entitled to a fractional share of E*TRADE Common Stock as a result of the reverse stock split will receive a cash payment in lieu of any fractional shares.

If you are a registered E*TRADE stockholder:

If you hold physical stock certificates for E*TRADE Common Stock and you are entitled to receive a cash payment for your fractional share(s) of E*TRADE Common Stock, you will receive the cash payment after you complete and return the Exchange Form that E*TRADE’s transfer agent, American Stock Transfer, will mail to you after the effective date of the reverse stock split. Once your completed Exchange Form and stock certificate(s) are received, American Stock Transfer will process the exchange and then mail you a check for the fractional share payment, together with your book-entry statement of holding or a new certificate, if you choose not to receive your new shares in book-entry form.

If you hold E*TRADE Common Stock in book-entry form and you are entitled to receive a cash payment for your fractional share of E*TRADE Common Stock, American Stock Transfer will mail you a check for the payment, together with your book-entry statement of holding.

If you are a beneficial E*TRADE stockholder (if you hold your shares through a broker, bank or other nominee):

If you are a beneficial holder and you are entitled to receive a cash payment for your fractional share of E*TRADE Common Stock, payment for the fractional share was or will be deposited directly into your account with the entity that holds your shares. Each broker, bank or other nominee has its own processes for handling the cash received from E*TRADE in exchange for fractional shares. You should contact your broker, bank or other nominee for more information.

You should also be aware that, under the escheatment laws of various jurisdictions, the cash paid in lieu of fractional shares may be turned over to the states, if not claimed in a timely manner.

8.	What if I cannot find my stock certificates for E*TRADE Common Stock?

If you determine that some or all of your stock certificates have been lost, stolen or destroyed, follow the instructions provided in the Exchange Form that you will receive in the mail from E*TRADE’s transfer agent, American Stock Transfer shortly after the effective date of the proposed reverse stock split.

9.	What if I am a registered stockholder who holds physical stock certificates for E*TRADE Common Stock and I take no action?

You will not receive new, post-reverse stock split shares or payment for your fractional shares until you submit your stock certificate(s), together with your properly completed and executed Exchange Form, to E*TRADE’s transfer agent, American Stock Transfer. You should receive the Exchange Form in the mail shortly after the effective date of the proposed reverse stock split. You should not destroy any stock certificates and should not submit any stock certificates until requested to do so by American Stock Transfer. If you cannot locate your stock certificates for E*TRADE Common Stock, please follow the instructions provided in the Exchange Form that you will receive in the mail from American Stock Transfer.

10.	Who should I call if I have questions regarding how the proposed reverse stock split will affect my shares of Common Stock?

All stockholders may direct their questions to E*TRADE’s Investor Relations Department by email at ir@etrade.com or by calling (877) 235-3123.

If the reverse split is implemented and after it is made effective, you may also direct your inquires as follows:

If you are a registered E*TRADE stockholder, you can contact E*TRADE’s transfer agent, American Stock Transfer, for more information by calling toll-free at (800) 973-5549.

If you are a beneficial stockholder (you hold your shares through a broker, bank or other nominee), you should contact your broker, bank or other nominee directly.

11.	What are the tax consequences of the proposed reverse stock split to E*TRADE stockholders?

Other than with respect to the cash payments for fractional shares discussed above, no gain or loss should be recognized by E*TRADE stockholders in the proposed reverse stock split for U.S. federal income tax purposes. For a more complete discussion of certain material U.S. federal income tax consequences of the reverse stock split, please see page 21 of the E*TRADE proxy statement dated April 12, 2010. We encourage you to consult your own tax advisor regarding the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and foreign tax laws.

12.	What are the accounting consequences of the reverse stock split, if it is implemented?

The par value of E*TRADE Common Stock will be unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the shareholders equity on E*TRADE’s balance sheet attributable to E*TRADE Common Stock will be reduced proportionately based on the reverse stock split ratio of one-for-ten and the additional paid-in capital account will be credited with the amount by which the shareholders equity will be reduced. The shares of E*TRADE Common Stock held in treasury will be reduced proportionately based on the same ratio.

After the reverse stock split, net income or loss per share, and other per share amounts will be increased as there will be fewer shares of E*TRADE Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split will be re-presented to give retroactive effect to the reverse stock split.

13.	What fees will I be subject to in connection with the reverse split, if it is implemented?

Contact your bank, broker or other nominee for details of any applicable fees.

Customers of E*TRADE Securities LLC who hold shares of E*TRADE Common Stock in their E*TRADE account, will not be subject to any fees associated with the reverse stock split.

Forward-Looking Statements:  The statements contained herein that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Such statements include those relating to the ability of the Company to achieve future growth and profitability. The uncertainties and risks include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs and the potential negative regulatory consequences resulting from actions by the Office of Thrift Supervision or other regulators. Further information about these risks and uncertainties can be found in the annual, quarterly and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (the "SEC") (including information in these reports under the caption “Risk Factors”). Any forward-looking statement included herein speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

Proxy Statement.  In connection with the 2010 Annual Meeting of Stockholders, E*TRADE Financial Corporation filed a definitive proxy statement with the SEC. Stockholders are advised to read the definitive proxy statement carefully and in its entirety because it contains important information about the proposals to be presented and voted upon. Stockholders may obtain a copy of the definitive proxy statement and any other relevant documents filed by E*TRADE Financial Corporation for free at the SEC web site at www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from E*TRADE Financial Corporation, Attn: Corporate Secretary, 135 East 57th Street, New York, New York 10022.

E*TRADE Financial Corporation and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2010 Annual Meeting of Stockholders. Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the definitive proxy statement.

Employee email dated April 14, 2010

To E*TRADE Employees:
In late March, we announced that the E*TRADE Financial Corporation Board of Directors had authorized, subject to stockholder approval, a 1-for-10 reverse stock split. We recently mailed a proxy statement to our stockholders and are seeking their approval at our May 13th annual meeting. While the proxy statement is available for your review via the Investor Relations section of our Web site, we want to share some background and details directly with you.

Background
We are pleased to share this proposal with you and with our shareholders as we believe a reverse stock split is the next logical step in our financial strategy and will benefit  E*TRADE over the long term.

While our successful recapitalization in 2009 strengthened E*TRADE’s financial position, it also substantially increased the number of outstanding shares. The “mechanics” of a 1-for-10 reverse stock split are to decrease the number of shares outstanding and increase the per-share price of the common stock. We believe this will help attract and retain customers and investors.

Because current and prospective customers of the retail franchise often consider a company’s share price to be a measure of its financial health, we believe a higher share price may enhance our ability to attract new retail customers and retain current customers. Also, many institutional investors are prohibited from investing in lower priced stocks, while some are simply unwilling to do so. In addition, brokerage firms may choose not to recommend lower priced stocks to their clients. As a result, we believe an increase in the per-share price of our stock may encourage interest from a broader range of investors.

Examples

If our stockholders approve the proposal, each 10 shares of common stock will be combined into one share. In the case where a stockholder owns a number of shares not evenly divisible by 10, we will make a one-time cash payment for the fractional shares.

The example below illustrates a reverse stock split where a stockholder owns 200 shares of common stock trading at $1.50 per share – showing the value of the shares of common stock held prior to and after a 1-for-10 reverse stock split.

Prior to 1-for-10 Reverse Split
Shares owned:	200
Price per share:	$1.50
Value:	$300.00

After 1-for-10 Reverse Split
Shares owned:	20
Price per share:	$15.00
Value:	$300.00

The example below illustrates a reverse stock split where a stockholder owns a number of shares not evenly divisible by 10 – 205 shares – prior to the reverse split. In this example, the stockholder receives $7.50 in cash for the fractional share.

Prior to 1-for-10 Reverse Split
Shares Owned:	205
Price per share:	$1.50
Value:	$307.50

After 1-for-10 Reverse Split
Shares owned:	20
Fractional Share:	.5
Price per share:	$15.00
Value:	$300.00
One-time cash payment:	$7.50 (value of .5 fractional share of stock)

Of course, while the examples above outline the straight math of a 1-for-10 reverse stock split, the actual value of the shares of common stock will fluctuate with the market price.

What if I hold restricted stock or stock options?
Prices for unexercised or unvested shares held by employees through the Company’s Equity Incentive Plan (the “Plan”) will increase ten-fold and the number of shares will be correspondingly converted on a 1-for-10 basis. This will result in essentially the same value for the restricted stock and stock options. However, in accordance with the Plan, the number of shares will be rounded down if they are not evenly divisible by 10.

Common stock currently owned by employees will be converted according to the terms of the reverse stock split.

Timing
If our stockholders approve the proposal on May 13, we will implement the reverse stock split as promptly as practicable, with a target of early June.

Bruce

Forward-Looking Statements:  The statements contained herein that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Such statements include those relating to the ability of the Company to achieve future growth and profitability. The uncertainties and risks include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs and the potential negative regulatory consequences resulting from actions by the Office of Thrift Supervision or other regulators. Further information about these risks and uncertainties can be found in the annual, quarterly and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (the "SEC") (including information in these reports under the caption “Risk Factors”). Any forward-looking statement included herein speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

Proxy Statement.  In connection with the 2010 Annual Meeting of Stockholders, E*TRADE Financial Corporation filed a definitive proxy statement with the SEC. Stockholders are advised to read the definitive proxy statement carefully and in its entirety because it contains important information about the proposals to be presented and voted upon. Stockholders may obtain a copy of the definitive proxy statement and any other relevant documents filed by E*TRADE Financial Corporation for free at the SEC web site at www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from E*TRADE Financial Corporation, Attn: Corporate Secretary, 135 East 57th Street, New York, New York 10022.

E*TRADE Financial Corporation and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2010 Annual Meeting of Stockholders. Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the definitive proxy statement.